Exhibit 10.1

[Dealer’s name]

[Dealer’s address]1

August [__], 2026

To:	The Macerich Partnership, L.P.

c/o The Macerich Company

401 Wilshire Boulevard, Suite 700

Santa Monica, California 90401

Re:	[Base][Additional] Call Option Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the call option transaction entered into among [DEALER] (“Dealer”), The Macerich Partnership, L.P., a Delaware limited partnership (“Counterparty”), and The Macerich Company, a Maryland corporation (“Parent”), as of the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. Each party further agrees that this Confirmation together with the Agreement evidence a complete binding agreement among Counterparty, Parent and Dealer as to the subject matter and terms of the Transaction to which this Confirmation relates, and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein are based on terms that are defined in the Offering Memorandum dated August [6], 2026 (the “Offering Memorandum”) relating to the [__]% Exchangeable Senior Notes due 2031 (as originally issued by Counterparty, the “Exchangeable Notes” and each USD 1,000 principal amount of Exchangeable Notes, an “Exchangeable Note”) issued by Counterparty in an aggregate initial principal amount of USD [600,000,000] (as increased by [up to]2 an aggregate principal amount of USD [90,000,000] [if and to the extent that]3[pursuant to the exercise by]4 the Initial Purchasers (as defined below) [exercise]5[of]6 their option to purchase additional Exchangeable Notes pursuant to the Purchase Agreement (the “Purchase Agreement”) dated as of August [6], 2026, among Counterparty, Parent, [J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Deutsche Bank Securities Inc. and Goldman Sachs & Co. LLC], as representatives of the Initial Purchasers party thereto (the “Initial Purchasers”)) pursuant to an Indenture [to be]7 dated August [11], 2026 among Counterparty, Parent and U.S. Bank Trust Company, National Association, as trustee (the “Indenture”). In the event of any inconsistency between the terms defined in the Offering Memorandum, the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture that are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein will conform to the descriptions thereof in the Offering Memorandum. If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Offering Memorandum, the descriptions thereof in the Offering Memorandum will govern for purposes of this Confirmation. The parties further acknowledge that the Indenture section numbers and cross-references used herein are based on the [draft of the Indenture last reviewed by Dealer and Counterparty as of the date of this Confirmation, and if any such section numbers or cross-references are changed in the Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties]8[Indenture as executed]9. Subject to the foregoing, references to the Indenture herein are references to the Indenture as in effect on the date of its execution, and if the Indenture is amended or supplemented following such date (other than any

[1]	Include Dealer name, address and, if applicable, logo.
[2]	Include in the Base Call Option Confirmation.
[3]	Include in the Base Call Option Confirmation.
[4]	Include in the Additional Call Option Confirmation.
[5]	Include in the Base Call Option Confirmation.
[6]	Include in the Additional Call Option Confirmation.
[7]	Insert if Indenture is not effective at the time of the Confirmation.
[8]	Include in the Base Call Option Confirmation. Include in the Additional Call Option Confirmation if it is executed before closing of the base deal.
[9]	Include in the Additional Call Option Confirmation, but only if the Additional Call Option Confirmation is executed after closing of the base deal.

amendment or supplement (x) pursuant to Section [8.01(I)]10 of the Indenture that, as determined by the Calculation Agent, conforms the Indenture to the description of Exchangeable Notes in the Offering Memorandum or (y) pursuant to Section [5.09]11 of the Indenture, subject, in the case of this clause (y), to the second paragraph under “Method of Adjustment” in Section 3 of this Confirmation), any such amendment or supplement will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing. For the purposes of the Equity Definitions, the Transaction shall be deemed to be a Share Option Transaction.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer, Counterparty and Parent had executed an agreement in such form on the Trade Date (but without any Schedule except for (i) the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine other than Sections 5-1401 and 5-1402 of the General Obligations Law); (ii) the election of US Dollars as the Termination Currency;[, (iii) the election of an executed guarantee of [___________] (“Guarantor”) dated as of the Trade Date in substantially the form attached hereto as Annex A as a Credit Support Document, (iv) the election of Guarantor as Credit Support Provider in relation to Dealer]12 and [(v)][(iii)] the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply solely to Dealer with a “Threshold Amount” of three percent of [Dealer’s][Dealer’s ultimate parent’s] shareholders’ equity as of the Trade Date; provided that (A) “Specified Indebtedness” shall not include obligations in respect of deposits received in the ordinary course of Dealer’s banking business, (B) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi) and (C) the following sentence shall be added to the end of Section 5(a)(vi) of the Agreement: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature; (ii) funds were available to enable the party to make the payment when due; and (iii) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”). In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty and/or Parent or any confirmation or other agreement between Dealer and Counterparty and/or Parent pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty and/or Parent, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty and/or Parent are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms.

Trade Date:	August [__], 2026

Effective Date:	The second Exchange Business Day immediately prior to the Premium Payment Date

Option Style:	“Modified American”, as described under “Procedures for Exercise” below

Option Type:	Call

[10]	Insert the section of the indenture that relates to amendment without consent to conform provisions of the Indenture or Notes to the descriptions in the Offering Memorandum
[11]	Insert the section of the indenture that relates to a Common Stock Change Event
[12]	Include if Dealer is not the highest rated entity in group.

Buyer:	Counterparty

Seller:	Dealer

Shares:	The common stock of Parent, par value USD 0.01 per share (Exchange symbol “MAC”).

Number of Options:	[_______][13]. For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised or deemed exercised by Counterparty. In no event will the Number of Options be less than zero.

Applicable Percentage:	[__]%

Option Entitlement:	A number equal to the product of the Applicable Percentage and [______][14].

Strike Price:	USD [______]

Cap Price:	USD [______]

Premium:	USD [______]

Premium Payment Date:	August [__], 2026[15]

Exchange:	The New York Stock Exchange

Related Exchange(s):	All Exchanges; provided that Section 1.26 of the Equity Definitions shall be amended to add the words “United States” before the word “exchange” in the tenth line of such Section.

Excluded Provisions:	Section [5.06][16] and Section [5.07][17] of the Indenture.

Procedures for Exercise.

Exchange Date:	With respect to any exchange of an Exchangeable Note (other than (1) any exchange of Exchangeable Notes with an Exchange Date occurring prior to the Uniform Exchangeability Deadline and (2) any exchange of Exchangeable Notes occurring on or after the Uniform Exchangeability Deadline in connection with a “Make-Whole Fundamental Change” (as defined in the Indenture (any such exchange described in (1) or (2), an “Early Exchange”), to which the provisions of Section 9(i)(i) of this Confirmation shall apply), the date on which the “Holder” (as such term is defined in the Indenture) of such Exchangeable Note satisfies all of the requirements for exchange thereof as set forth in Section [5.02(A)][18] of the Indenture; provided that if Counterparty has not delivered to Dealer a related Notice of Exercise, then in no event shall an Exchange Date be deemed to occur hereunder (and no Option shall be exercised or deemed to be exercised hereunder) with respect to any surrender of an Exchangeable Note for exchange in respect of which Counterparty has elected to designate a financial institution for exchange in lieu of exchange of such Exchangeable Note pursuant to Section [5.08][19] of the Indenture.

[13]

For the Base Call Option Confirmation, this is equal to the number of Exchangeable Notes in principal amount of $1,000 initially issued on the closing date for the Exchangeable Notes. For the Additional Call Option Confirmation, this is equal to the number of additional Exchangeable Notes in principal amount of $1,000.

[14]	Insert the initial Exchange Rate for the Exchangeable Notes.
[15]	To be the closing date for the Exchangeable Notes (for the base transaction) and then the closing date for the exercise of the greenshoe (for the additional transaction).
[16]	Insert section of indenture that relates to voluntary adjustments
[17]	Insert section of indenture that relates to adjustment to conversion rate in connection with a Make-Whole Fundamental Change or Notice of Redemption
[18]	Insert section of Indenture that relates to the establishment of an Exchange Date
[19]	Insert section of indenture that is in respect of exchange in lieu of exchange

Uniform Exchangeability Deadline:	[________], 2031

Expiration Time:	The Valuation Time

Expiration Date:	[________], 2031, subject to earlier exercise.

Multiple Exercise:	Applicable, as described under “Automatic Exercise” and “Automatic Exercise of Remaining Repayment Options After Uniform Exchangeability Deadline” below.

Automatic Exercise:	Notwithstanding Section 3.4 of the Equity Definitions, on each Exchange Date (other than in respect of an Early Exchange), a number of Options equal to [(i)] the number of Exchangeable Notes in denominations of USD 1,000 as to which such Exchange Date has occurred[, minus (ii) the number of Options that are or are deemed to be automatically exercised on such Exchange Date under the Base Call Option Transaction Confirmation letter agreement dated August [__], 2026 among Dealer, Counterparty and Parent (the “Base Call Option Confirmation”) (and for the purposes of determining whether any Options under this Confirmation or under the Base Call Option Confirmation will be automatically exercised hereunder or under the Base Call Option Confirmation, the Exchangeable Notes subject to exchange shall be allocated first to the Base Call Option Confirmation until all Options thereunder are exercised or terminated),][20] shall be deemed to be automatically exercised; provided that such Options shall be exercised or deemed exercised only if Counterparty has provided a Notice of Exercise to Dealer in accordance with “Notice of Exercise” below.

Notwithstanding the foregoing, in no event shall the number of Options that are exercised or deemed exercised hereunder exceed the Number of Options.

Automatic Exercise of Remaining Repayment Options After Uniform Exchangeability Deadline:	Notwithstanding anything herein or in Section 3.4 of the Equity Definitions to the contrary, unless Counterparty notifies Dealer in writing prior to 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the Expiration Date that it does not wish automatic exercise to occur with respect to any Remaining Repayment Options (as defined below), a number of Options equal to the lesser of (a) the Number of Options (after giving effect to the provisions opposite the caption “Automatic Exercise” above) as of 9:00 a.m. (New York City time) on the Expiration Date and (b) the Remaining Repayment Options [minus the number of Remaining Options (as defined in the Base Call Option Confirmation][21] (such lesser number, the “Remaining Options”) will be deemed to be automatically exercised as if (i) a number of Exchangeable Notes (in denominations of USD 1,000 principal amount) equal to such number of Remaining Options were outstanding under the Indenture and were converted with an Exchange Date occurring on or after the Uniform Exchangeability Deadline and (ii) the Settlement Method were applied to the Options corresponding to such Exchangeable Notes; provided that no such automatic exercise pursuant to this paragraph will occur if the Relevant Price for each Valid Day during the Settlement Averaging Period is less than or equal to the Strike Price. “Remaining Repayment Options” shall mean the excess of (I) the number of Options corresponding to the aggregate number of Exchangeable Notes (in denominations of USD 1,000 principal amount) that were subject to Repayment

[20]	Include for Additional Call Option Confirmation only.
[21]	Include for Additional Call Option Confirmation only.

Events (as defined below) described in clause (ii) of the first paragraph of Section 9(i)(iv) (“Specified Repayment Events”) during the term of the Transaction over (II) the aggregate number of Repayment Options (as defined below) that were terminated pursuant to Section 9(i)(iv) relating to Specified Repayment Events during the term of the Transaction [plus the aggregate number of Repayment Options (as defined in the Base Call Option Confirmation) terminated under the Base Call Option Confirmation relating to Specified Repayment Events (as defined therein) during the term of the “Transaction” under the Base Call Option Confirmation]22. Counterparty shall notify Dealer in writing of the number of Remaining Repayment Options before 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the Expiration Date.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions or under “Automatic Exercise” above, but subject to “Automatic Exercise of Remaining Repayment Options After Uniform Exchangeability Deadline” above, in order to exercise any Options relating to Exchangeable Notes with an Exchange Date occurring on or after the Uniform Exchangeability Deadline, Counterparty must notify Dealer in writing (which, for the avoidance of doubt, may be by email) before 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the Expiration Date specifying the number of such Options; provided that, notwithstanding the foregoing, such notice (and the related exercise of Options hereunder) shall be effective if given after the applicable notice deadline specified above but prior to 5:00 P.M. (New York City time) on the fifth Exchange Business Day following such notice deadline, in which event the Calculation Agent shall have the right to adjust Dealer’s delivery obligation hereunder and the Settlement Date in a commercially reasonable manner, with respect to the exercise of such Options, as appropriate to reflect the additional commercially reasonable costs (limited to losses as a result of hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities, with such adjustments made assuming that Dealer maintains commercially reasonable hedge positions (including the unwinding of any hedge position), solely resulting from Dealer not having received such notice prior to such notice deadline (it being understood that the adjusted delivery obligation described in the preceding proviso can never be less than zero and can never require any payment by Counterparty); provided further that if the Relevant Settlement Method for such Options is not Net Share Settlement, Dealer shall have received a separate notice (the “Notice of Final Settlement Method”) (which, for the avoidance of doubt, may be by email) in respect of all such Exchangeable Notes before 5:00 p.m. (New York City time) on the Uniform Exchangeability Deadline specifying (1) the Relevant Settlement Method for such Options, and (2) if the Relevant Settlement Method for such Options is Combination Settlement, the percentage of the consideration due upon exchange per Exchangeable Note in excess of the principal amount thereof that Counterparty has elected to pay to “Holders” (as such term is defined in the Indenture) of the related Exchangeable Notes in cash (the “Cash Percentage”). Notwithstanding anything to the contrary herein, if Counterparty does not timely deliver the Notice of Final Settlement Method, then the Notice of Final Settlement Method shall be deemed timely given and the Relevant Settlement Method specified therein shall be deemed to be Net Share Settlement and that the Cash Percentage elected in connection with the exchange of the related Exchangeable Notes is 0%. Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act (as defined below) and the rules and regulations thereunder, in respect of any affirmative election of a settlement method with respect to the Exchangeable Notes.

[22]	Include for Additional Call Option Confirmation only.

Valuation Time:	At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its commercially reasonable discretion.

Market Disruption Event:	A “VWAP Market Disruption Event” as defined in the Indenture.

Settlement Terms.

Settlement Method:	For any Option, Net Share Settlement; provided that if the Relevant Settlement Method set forth below for such Option is not Net Share Settlement, then the Settlement Method for such Option shall be such Relevant Settlement Method, but only if Counterparty shall have notified Dealer of the Relevant Settlement Method in the Notice of Final Settlement Method for such Option.

Relevant Settlement Method:	In respect of any Option:

(i) if Counterparty has not elected to settle all or any portion of its exchange obligations in respect of the related Exchangeable Note in excess of the principal amount thereof in cash either by specifying a Cash Percentage of 0% or not timely specifying a Cash Percentage, in each case, pursuant to Section [5.03(A)(i)(3)][23] of the Indenture, then the Relevant Settlement Method for such Option shall be Net Share Settlement;

(ii) if Counterparty has elected to settle its exchange obligations in respect of the related Exchangeable Note in excess of the principal amount thereof in a combination of cash and Shares by specifying a Cash Percentage less than 100% but greater than 0% pursuant to Section [5.03(A)(i)(3)][24] of the Indenture, then the Relevant Settlement Method for such Option shall be Combination Settlement; and

(iii) if Counterparty has elected to settle its exchange obligations in respect of the related Exchangeable Note in excess of the principal amount thereof entirely in cash by specifying a Cash Percentage of 100% pursuant to Section [5.03(A)(i)(3)][25] of the Indenture, then the Relevant Settlement Method for such Option shall be Cash Settlement.

Net Share Settlement:	If Net Share Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will deliver to Counterparty, on the relevant Settlement Date for each such Option, a number of Shares (the “Net Share Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for each such Option, of (i) (a) the Daily Option Value for such Valid Day, divided by (b) the Relevant Price on such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period; provided that in no event shall the Net Share Settlement Amount for any Option exceed a number of Shares equal to the Applicable Limit for such Option divided by the Applicable Limit Price on the Settlement Date for such Option.

Dealer will pay cash in lieu of delivering any fractional Shares to be delivered with respect to any Net Share Settlement Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

[23]	Insert section of Indenture pursuant to which the Company elects a Cash Percentage
[24]	Insert section of Indenture pursuant to which the Company elects a Cash Percentage
[25]	Insert section of Indenture pursuant to which the Company elects a Cash Percentage

Combination Settlement:	If Combination Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will pay or deliver, as the case may be, to Counterparty, on the relevant Settlement Date for each such Option:

(i) cash (the “Combination Settlement Cash Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (A) an amount for such Valid Day (the “Daily Combination Settlement Cash Amount”) equal to the product of (1) the Cash Percentage and (2) the Daily Option Value for such Valid Day, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in clause (A) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Cash Amount for such Valid Day shall be deemed to be zero; and

(ii) Shares (the “Combination Settlement Share Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of a number of Shares for such Valid Day (the “Daily Combination Settlement Share Amount”) equal to (A) (1) the Daily Option Value on such Valid Day minus the Daily Combination Settlement Cash Amount for such Valid Day, divided by (2) the Relevant Price on such Valid Day, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in sub-clause (A)(1) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Share Amount for such Valid Day shall be deemed to be zero;

provided that in no event shall the sum of (x) the Combination Settlement Cash Amount for any Option and (y) the Combination Settlement Share Amount for such Option multiplied by the Applicable Limit Price on the Settlement Date for such Option, exceed the Applicable Limit for such Option.

Dealer will pay cash in lieu of delivering any fractional Shares to be delivered with respect to any Combination Settlement Share Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Cash Settlement:	If Cash Settlement is applicable to any Option exercised or deemed exercised hereunder, in lieu of Section 8.1 of the Equity Definitions, Dealer will pay to Counterparty, on the relevant Settlement Date for each such Option, an amount of cash (the “Cash Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (i) the Daily Option Value for such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period; provided that in no event shall the Cash Settlement Amount for any Option exceed the Applicable Limit for such Option.

Daily Option Value:	For any Valid Day, an amount equal to (i) the Option Entitlement on such Valid Day, multiplied by (ii) (A) the lesser of the Relevant Price on such Valid Day and the Cap Price, less (B) the Strike Price on such Valid Day; provided that if the calculation contained in clause (ii) above results in a negative number, the Daily Option Value for such Valid Day shall be deemed to be zero. In no event will the Daily Option Value be less than zero.

Applicable Limit:	For any Option, an amount of cash equal to the Applicable Percentage multiplied by the excess of (i) the aggregate of (A) the amount of cash paid to the “Holder” (as such term is defined in the Indenture) of the related Exchangeable Note upon exchange of such Exchangeable Note and (B) the number of Shares, if any, delivered to the “Holder” (as such term is defined in the Indenture) of the related Exchangeable Note upon exchange of such Exchangeable Note multiplied by the Applicable Limit Price on the Settlement Date for such Option, over (ii) USD 1,000.

Applicable Limit Price:	On any day, the opening price as displayed under the heading “Op” on Bloomberg page MAC <equity> (or any successor thereto).

Valid Day:	A “VWAP Trading Day” as defined in the Indenture.

Scheduled Valid Day:	A “Scheduled Trading Day” as defined in the Indenture.

Business Day:	A “Business Day” as defined in the Indenture.

Relevant Price:	On any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page MAC <equity> AQR (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading on the Exchange to the Scheduled Closing Time of the Exchange on such Valid Day (or if such volume-weighted average price is unavailable at such time, the market value of one Share on such Valid Day, as determined by the Calculation Agent in a commercially reasonable manner using, if practicable, a volume-weighted average method). The Relevant Price will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

Settlement Averaging Period:	For any Option, the 40 consecutive Valid Days commencing on, and including, the 41st Scheduled Valid Day immediately prior to the Expiration Date.

Settlement Date:	For any Option, the second Business Day immediately following the final Valid Day of the Settlement Averaging Period for such Option.

Settlement Currency:	USD

Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9 and 9.11 of the Equity Definitions will be applicable, except that all references in such provisions to “Physical Settlement” or “Physically-settled” shall be read as references to “Share Settled”. “Share Settled” in relation to any Option means that Net Share Settlement or Combination Settlement is applicable to that Option.

Representation and Agreement:	Notwithstanding anything to the contrary in the Equity Definitions (including, but not limited to, Section 9.11 thereof), the parties acknowledge that (i) any Shares delivered to Counterparty shall be, upon delivery, subject to restrictions and limitations arising from (x) Counterparty’s status as a subsidiary of the issuer of the Shares under applicable securities laws and (y) the Articles of Amendment and Restatement of Parent, including subparagraphs (a)(2) and (a)(3) of Article EIGHTH, as amended from time to time (the “Certificate of Incorporation”), (ii) Dealer may deliver any Shares required to be delivered hereunder in certificated form in lieu of delivery through the Clearance System, (iii) any Shares delivered to Counterparty may be “restricted securities” (as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”)) and (iv) the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be deemed modified accordingly.

3. Additional Terms applicable to the Transaction.

Adjustments applicable to the Transaction:

Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in any Dilution Adjustment Provision, that requires an adjustment under the Indenture to the “Exchange Rate” or the composition of a “Reference Property Unit” or to any “Last Reported Sale Price”, “Daily VWAP,” “Daily Exchange Value,” “Daily Net Settlement Amount” or “Daily Settlement Amount” (as each such term is defined in the Indenture). For the avoidance of doubt, Dealer shall not have any delivery or payment obligation hereunder, and no adjustment shall be made to the terms of the Transaction, on account of (x) any distribution of cash, property or securities by Counterparty or Parent to holders of the Exchangeable Notes (upon exchange or otherwise) or (y) any other transaction in which holders of the Exchangeable Notes are entitled to participate, in each case, in lieu of an adjustment under the Indenture of the type referred to in the immediately preceding sentence (including, without limitation, the proviso to the first sentence of Section [5.05(A)(iii)(1)][26] of the Indenture or the proviso to the first sentence of Section [5.05(A)(iv)][27] of the Indenture).

Method of Adjustment:	Calculation Agent Adjustment, which shall not have the meaning set forth in Section 11.2(c) of the Equity Definitions and instead shall mean that, upon any Potential Adjustment Event, the Calculation Agent shall make, in a commercially reasonable manner, a corresponding adjustment in respect of any adjustment to the Exchangeable Notes under the Indenture to any one or more of the Strike Price, Number of Options and Option Entitlement.

Notwithstanding the foregoing and “Consequences of Merger Events / Tender Offers” below, if the Calculation Agent in good faith disagrees with any adjustment to the Exchangeable Notes determined pursuant to the Indenture that involves an exercise of discretion by Counterparty or its or Parent’s board of directors (or equivalent governing body) (including, without limitation, pursuant to Section [5.05(H)][28] of the Indenture, Section [5.09][29] of the Indenture or any supplemental indenture entered into thereunder or in connection with any proportional adjustment or the determination of the fair value of any securities, property, rights or other assets), then in each such case, the Calculation Agent will determine the adjustment to be made to any one or more of the Strike Price, Number of Options and Option Entitlement, using, if applicable, the methodology set forth in the Indenture for any such adjustment, in good faith and in a commercially reasonable manner.

[26]	Insert sentence / section of Indenture that provides that if the FMV of the distribution is equal to or greater than the Last Reported Sale Price, then no adjustment to the Exchange Rate will be made.
[27]	Insert sentence / section of Indenture that provides that if the cash dividend equal to or greater than the Last Reported Sale Price, then adjustment to the Exchange Rate will be made.
[28]	Insert section of Indenture that requires the company to make equitable adjustments.
[29]	Insert the section of the indenture that relates to a Common Stock Change Event

Notwithstanding anything contained herein to the contrary, (i) in connection with any Potential Adjustment Event as a result of an event or condition set forth in Section [5.05(A)(ii)][30] of the Indenture or Section [5.05(A)(iii)(1)][31] of the Indenture where, in either case, the period for determining “Y” (as such term is used in Section [5.05(A)(ii)][32] of the Indenture) or “SP” (as such term is used in Section [5.05(A)(iii)(1)][33] of the Indenture), as the case may be, begins before Parent has publicly announced the event or condition giving rise to such Potential Adjustment Event, then the Calculation Agent shall, acting in good faith and in a commercially reasonable manner, have the right to adjust any one or more of the Strike Price, Number of Options and Option Entitlement as appropriate to reflect the commercially reasonable costs incurred by Dealer in connection with its hedging activities, with such adjustments to be made assuming that Dealer maintains commercially reasonable hedge positions, as a result of such event or condition not having been publicly announced prior to the beginning of such period and (ii) if any Potential Adjustment Event is declared and (a) the event or condition giving rise to such Potential Adjustment Event is subsequently amended, modified, cancelled or abandoned, (b) the “Exchange Rate” (as such term is defined in the Indenture) is otherwise not adjusted at the time or in the manner contemplated by the relevant Dilution Adjustment Provision based on such declaration or (c) the “Exchange Rate” (as such term is defined in the Indenture) is adjusted as a result of such Potential Adjustment Event and subsequently re-adjusted (each of clauses (a), (b) and (c), a “Potential Adjustment Event Change”) then, in each case, the Calculation Agent shall have the right to adjust any one or more of the Strike Price, Number of Options and Option Entitlement as appropriate to reflect the reasonable costs documented in reasonable detail (including, but not limited to, hedging mismatches and market losses) and reasonable expenses incurred by Dealer in connection with its commercially reasonable hedging activities as a result of such Potential Adjustment Event Change, with such adjustments to be made assuming that Dealer maintains commercially reasonable hedge positions.

Dilution Adjustment Provisions:	Sections [5.05(A)(i), (ii), (iii), (iv) and (v)][34] and Section [5.05(H)][35] of the Indenture.

Extraordinary Events applicable to the Transaction:

Merger Events:	Applicable; provided that notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in the definition of “Common Stock Change Event” in Section [5.09(A)][36] of the Indenture.

Tender Offers:	Applicable; provided that “Tender Offer” shall not have the meaning set forth in Section 12.1(d) of the Equity Definitions and instead shall mean the occurrence of any event or condition set forth in Section [5.05(A)(v)][37] of the Indenture.

Consequences of Merger Events / Tender Offers:	Notwithstanding Section 12.2 and Section 12.3 of the Equity Definitions, upon the occurrence of a Merger Event or a Tender Offer, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares (in the case of a Merger Event), Strike Price, Number of Options and Option Entitlement to the extent that an analogous adjustment is required to be made pursuant to the Indenture in respect of such Merger Event or Tender Offer, subject to the second paragraph under “Method of

[30]	Insert section of Indenture that includes an Exchange Rate adjustment provision for the distribution of rights, options or warrants entitling recipients to exercise for no more than 60 calendar days
[31]	Insert section of the Indenture that includes an Exchange Rate adjustment provision for the distributions other than spin-offs
[32]	Insert section of Indenture that includes an Exchange Rate adjustment provision for the distribution of rights, options or warrants entitling recipients to exercise for no more than 60 calendar days
[33]	Insert section of the Indenture that includes an Exchange Rate adjustment provision for the distributions other than spin-offs
[34]	Insert sections of the Indenture that includes the Exchange Rate adjustments
[35]	Insert section of Indenture that allows for the company to make equitable adjustments to the Exchange Rate.
[36]	Insert section of Indenture where Common Stock Change Event is defined
[37]	Insert section of Indenture that adjusts for below market acquisitions of stock in a tender or exchange offer

Adjustment”; provided, however, that such adjustment shall be made without regard to any adjustment to the “Exchange Rate” (as such term is defined in the Indenture) pursuant to any Excluded Provision; provided further that if, with respect to a Merger Event or a Tender Offer, (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation or is not organized under the laws of the United States, any State thereof or the District of Columbia or (ii) the Counterparty to the Transaction following such Merger Event or Tender Offer will not be a corporation, limited liability company, partnership or other similar entity, in each case treated as a U.S. corporation or a partnership for U.S. federal income tax purposes, organized under the laws of the United States, any State thereof or the District of Columbia, then, in either case, Cancellation and Payment (Calculation Agent Determination) may apply at Dealer’s reasonable election if (A) Dealer determines in a commercially reasonable manner at any time following the occurrence of such Merger Event or Tender Offer that (x) such Merger Event or Tender Offer has had or will have an adverse effect on Dealer’s rights and obligations under the Transaction or (y) Dealer will incur or has incurred an increased (as compared with circumstances existing on the Trade Date) amount of tax, duty, expense or fee to (1) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) constituting a commercially reasonable hedge position in respect of the economic risk of entering into and performing its obligations with respect to the Transaction or (2) realize, recover or remit the proceeds of any transaction(s) or asset(s) constituting a commercially reasonable hedge position in respect of the economic risk of entering into and performing its obligations with respect to the Transaction or (B) Dealer determines, in its good faith and commercially reasonable judgment, that it will not be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures, applicable to Dealer; provided further that, for the avoidance of doubt, adjustments shall be made pursuant to the provisions set forth above regardless of whether any Merger Event or Tender Offer gives rise to an Early Exchange.

Consequences of Announcement Events:	Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that, in respect of an Announcement Event (w) references in such Section 12.3(d) to “Tender Offer” shall be replaced by references to “Announcement Event” and references in such Section 12.3(d) to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event”, (x) the phrase “exercise, settlement, payment or any other terms of the Transaction (including, without limitation, the spread)” in such Section 12.3(d) shall be replaced with the phrase “Cap Price (provided that in no event shall the Cap Price be less than the Strike Price)”, (y) the words “whether within a commercially reasonable (as determined by the Calculation Agent) period of time prior to or after the Announcement Event,” shall be inserted prior to the word “which” in the seventh line of such Section 12.3(d), and (z) for the avoidance of doubt, the Calculation Agent shall determine whether the relevant Announcement Event has had a material economic effect on the Transaction (and, if so, shall, acting in good faith and in a commercially reasonable manner, adjust the Cap Price accordingly) on one or more occasions on or after the date of the Announcement Event up to, and including, the Expiration Date, any Early Termination Date and/or any other date of cancellation and the Calculation Agent shall make an adjustment to the Cap Price upon any announcement regarding the abandonment of any such transaction that was previously the subject of an adjustment pursuant to this provision to the extent necessary to reflect the economic effect of such subsequent announcement on the Transaction, it being understood that (1) any adjustment in respect of an Announcement Event shall take into account any earlier adjustment relating to the same Announcement Event and (2) such adjustment shall be made without duplication of any other adjustment or cancellation valuation made pursuant to this Confirmation, the Equity Definitions or the Agreement. An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions, as modified in this paragraph, is applicable.

Announcement Event:	(i) The public announcement by the Issuer, any affiliate or agent of the Issuer or any Valid Third Party Entity of (x) any transaction or event that is reasonably likely to be completed (as determined by the Calculation Agent taking into account the effect of such announcement on the market for the Shares and/or options on the Shares) and, if completed, would constitute a Merger Event or Tender Offer, (y) any potential acquisition or disposition by Issuer and/or its subsidiaries where the aggregate consideration exceeds 35% of the market capitalization of Issuer as of the date of such announcement (a “Transformative Transaction”) or (z) the intention to enter into a Merger Event or Tender Offer or a Transformative Transaction, (ii) the public announcement by Issuer of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, a Merger Event or Tender Offer or a Transformative Transaction or (iii) any subsequent public announcement by the Issuer, any affiliate or agent of the Issuer or any Valid Third Party Entity of a change to a transaction or intention that is the subject of an announcement of the type described in clause (i) or (ii) of this sentence (including, without limitation, a new announcement, whether or not by the same party, relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuation of, such a transaction or intention), as determined by the Calculation Agent. For the avoidance of doubt, the occurrence of an Announcement Event with respect to any transaction or intention shall not preclude the occurrence of a later Announcement Event with respect to such transaction or intention. For purposes of this definition of “Announcement Event,” (A) “Merger Event” shall mean such term as defined under Section 12.1(b) of the Equity Definitions (but, for the avoidance of doubt, the remainder of the definition of “Merger Event” in Section 12.1(b) of the Equity Definitions following the definition of “Reverse Merger” therein shall be disregarded) and (B) “Tender Offer” shall mean such term as defined under Section 12.1(d) of the Equity Definitions, except that all references to “voting shares” in Sections 12.1(d), 12.1(e) and 12.1(l) of the Equity Definitions shall be deemed to be references to “Shares” and provided that Section 12.1(d) of the Equity Definitions is hereby amended by replacing “10%” with “25%” in the third line thereof.

Valid Third Party Entity:	In respect of any transaction, any third party that has a bona fide intent to enter into and consummate such transaction (it being understood and agreed that in determining whether such third party has such a bona fide intent, the Calculation Agent shall take into consideration the effect of the relevant announcement by such third party on the Shares and/or options relating to the Shares).

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re- listed, re-traded or re-quoted on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position”, (iii) replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption, effectiveness or promulgation of new regulations authorized or mandated by existing statute)” and (iv) adding the words “provided that in the case of clause (Y) hereof, the consequence of such law, regulation or interpretation is applied consistently by Dealer to all similar transactions in a non- discriminatory manner;” after the semi-colon in the last line thereof. Notwithstanding anything to the contrary herein or in the Equity Definitions, upon the occurrence of the “Change in Law” as set forth in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions, the provisions applicable to an “Increased Cost of Hedging” as set forth in Section 12.9(b)(vi) of the Equity Definitions shall apply to such “Change in Law” (in lieu of the provisions set forth in Section 12.9(b)(i)).

Failure to Deliver:	Applicable

Hedging Disruption:	Applicable; provided that:

(i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”;

(ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or the portion of the Transaction affected by such Hedging Disruption”;

and

(iii) it shall not be a Hedging Disruption if such inability occurs solely due to the deterioration of the creditworthiness of the Hedging Party.

Increased Cost of Hedging:	Applicable solely with respect to a “Change in Law” described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions as set forth in the last sentence opposite the caption “Change in Law” above.

Hedging Party:	For all applicable Additional Disruption Events, Dealer.

Determining Party:	For all applicable Extraordinary Events, Dealer; provided that when making any determination or adjustment as “Determining Party,” Dealer shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Confirmation as if Determining Party were the Calculation Agent. Following any determination or adjustment by the Determining Party hereunder, following a written request by Counterparty (which, for the avoidance of doubt, may be by email) therefor, the Determining Party shall provide to Counterparty by e-mail to the e-mail address provided by Counterparty a written explanation and report (in a commonly used file format for the storage and manipulation of financial data) describing in reasonable detail any determination or adjustment made by it (including, as applicable, any quotations, market data, information from internal sources used in making such determinations, descriptions of the methodology and any assumptions and basis used in making for such determination or adjustment), it being understood that the Determining Party shall not be obligated to disclose any proprietary or confidential models or proprietary or confidential information used by it for such determination or adjustment. The Determining Party shall use commercially reasonable efforts to provide such written explanation and report within five (5) Exchange Business Days from the receipt of such request. All determinations or adjustments by Dealer acting in its capacity as the Hedging Party or Determining Party shall be made in good faith and in a commercially reasonable manner and assuming that Dealer maintains a commercially reasonable hedge position.

Agreements and Acknowledgments

Non-Reliance:	Applicable

Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4. Calculation Agent. Dealer. Regardless of whether or not a standard for the actions of the Calculation Agent is explicitly stated in any provision hereof, the standards of Section 1.40 of the Equity Definitions, as modified by adding the words, “acts or” immediately before the words, “is required to act” in line 2 thereof, shall apply to the Calculation Agent at all times and in respect of all circumstances hereunder. Following the occurrence and during the continuation of an Event of Default described in Section 5(a)(vii) of the Agreement with respect to which Dealer is the Defaulting Party, Counterparty shall have the right to designate an independent, nationally recognized equity derivatives dealer to replace Dealer as Calculation Agent, and the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent.

All calculations, adjustments and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner, and by reference to the effect on Dealer assuming that Dealer maintains a commercially reasonable hedge position with respect to the Transaction. Following any adjustment, determination or calculation by the Calculation Agent hereunder, following a written request by Counterparty therefor (which, for the avoidance of doubt, may be made by email), the Calculation Agent shall provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such request a written explanation and report (in a commonly used file format for the storage and manipulation of financial data) displaying in commercially reasonable detail the basis for such adjustment, determination or calculation (including any quotations, market data or information from internal or external sources, and any assumptions, used in making such adjustment, determination or calculation), it being understood that the Calculation Agent shall not be obligated to disclose any proprietary or confidential models or proprietary or confidential information used by it for such adjustment, determination or calculation. The Calculation Agent shall use commercially reasonable efforts to provide such written explanation and report within five (5) Exchange Business Days from the receipt of such request.

5. Account Details.

(a) Account for payments to Counterparty:

To be provided.

Account for delivery of Shares to Counterparty:

To be provided.

(b) Account for payments to Dealer:

[Bank:] [_________]

[SWIFT:] [_________]

[Bank Routing:] [_________]

[Acct Name:] [_________]

[Acct No.:] [_________]38

Account for delivery of Shares from Dealer:

To be provided.

6. Offices.

(a) The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

(b) The Office of Dealer for the Transaction is: [____________][Inapplicable; Dealer is not a Multibranch Party]39

7. Notices.

(a) Address for notices or communications to Counterparty and to Parent:

To: The Macerich Partnership, L.P.

c/o The Macerich Company

401 Wilshire Boulevard, Suite 700

Santa Monica, CA 90401

Attention: [________]

Email: [_________]

With a copy to:

The Macerich Company

401 Wilshire Boulevard, Suite 700

Santa Monica, CA 90401

Attention: [________]

Email: [_________]

(b) Address for notices or communications to Dealer:

[To: [____________]

Attention: [____________]

Telephone: [____________]

Email: [____________]

[38]	Insert Dealer’s account information.
[39]	Update as appropriate for Dealer.

With a copy to:

To: [____________]

Attention: [____________]

Telephone: [____________]

Email: [____________]]40

(c) Any notice given by Dealer (in any of its capacities hereunder) to Counterparty or to Parent shall be deemed to constitute simultaneous notice to each of them, and any notice by Counterparty or Parent shall be deemed to constitute simultaneous notice to Dealer from each of them.

8. Representations and Warranties.

(a) Representations and Warranties of Counterparty and Parent. Each of Counterparty and Parent hereby represents and warrants to Dealer on the date hereof and on and as of the Premium Payment Date, in lieu of the representations set forth in Section 3(a) of the Agreement, that:

(i) Neither Counterparty nor Parent is and, after consummation of the transactions contemplated hereby, neither will be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(ii) Each of Counterparty and Parent is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act).

(iii) Neither Counterparty nor Parent is, on the date hereof, in possession of any material non-public information with respect to Counterparty, Parent or the Shares.

(iv) Each of Parent and Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on the part of each of Parent and Counterparty; and this Confirmation has been duly and validly executed and delivered by each of Counterparty and Parent and constitutes its valid and binding obligation, enforceable against each of Counterparty and Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(v) Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of each of Counterparty and Parent hereunder will conflict with or result in a breach of the certificate of incorporation or limited partnership or by-laws (or any equivalent documents) of either of Counterparty or Parent, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which either of Counterparty or Parent or any of their respective subsidiaries is a party or by which either of Counterparty or Parent or any of their respective subsidiaries is bound or to which either of Counterparty or Parent or any of their respective subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(vi) No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty or Parent of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act or state securities laws.

[40]	Insert Dealer’s information.

(vii) To the knowledge of each of Counterparty and Parent, other than pursuant to the Certificate of Incorporation, no state or local law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares (except for filings of any Form 13F, Schedule 13D or Schedule 13G under the Exchange Act); provided that neither Counterparty nor Parent makes any representation or warranty regarding any such requirement that is applicable generally to the ownership of equity securities by Dealer or any of its affiliates solely as a result of it or any of such affiliates being financial institutions or broker-dealers.

(viii) Each of Counterparty and Parent (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50 million.

(ix) In respect of each of Counterparty and Parent, on the Trade Date and the Premium Payment Date, (A) the value of the total assets of such person is greater than the sum of the total liabilities (including contingent liabilities) and the capital of such person, (B) the capital of such person is adequate to conduct the business of such person, and such person’s entry into the Transaction will not impair its capital, (C) such person has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature, (D) such person will be able to continue as a going concern; (E) such person is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and (F) such person would be able to purchase the number of Shares with respect to the Transaction in compliance with the laws of the jurisdiction of such person’s incorporation.

(x) Parent has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the letter agreement (the “Waiver”), dated as of August [__]41, 2026, delivered by Parent to Dealer; such execution, delivery and performance have been duly authorized by all necessary corporate action on Parent’s part; and the Waiver has been duly and validly executed and delivered by Parent and constitutes its valid and binding obligation, enforceable against Parent in accordance with its terms.

(xi) [Each of Counterparty and Parent has received, read and understands the OTC Options Risk Disclosure Statement and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.]42

(b) Representations and Warranties of Dealer. Dealer hereby represents and warrants to Counterparty and Parent on the date hereof and on and as of the Premium Payment Date, in lieu of the representations set forth in Section 3(a) of the Agreement, that:

(i) Dealer has all necessary power and authority to execute, deliver and perform its obligations in respect of the Transaction; such execution, delivery and performance have been duly authorized by all necessary action on Dealer’s part; and this Confirmation has been duly and validly executed and delivered by Dealer and constitutes its valid and binding obligation, enforceable against Dealer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(ii) Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Dealer hereunder will conflict with or result in a breach of (1) the certificate of incorporation or by laws (or any equivalent documents) of Dealer, or (2) any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or (3) any agreement or instrument to which Dealer or any of its subsidiaries is a party or by which Dealer or any of its subsidiaries is bound or to which Dealer or any of its subsidiaries is subject, or (4) constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

[41]	Insert date of waiver.
[42]	Include for applicable Dealers.

(iii) No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Dealer of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act or state securities laws.

(iv) Dealer is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act).

(v) On each of the Trade Date and the Premium Payment Date, Dealer is not “insolvent” (as such term is defined under Section 101(32) of the Bankruptcy Code).

9. Other Provisions.

(a) Opinions. Counterparty and Parent shall deliver to Dealer an opinion of counsel, dated as of the Premium Payment Date, with respect to the matters set forth in Section 8(a)(iv) through (vi), subject to customary assumptions, qualifications, and exceptions. Delivery of such opinion to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

(b) Repurchase Notices. Counterparty or Parent shall, at least one Scheduled Valid Day prior to any day on which Counterparty or Parent intends to effect any repurchase of Shares, give Dealer a written notice of such repurchase (a “Repurchase Notice”) if following such repurchase, the number of outstanding Shares as determined on such day is (i) less than [__]43 million (in the case of the first such notice) or (ii) thereafter more than [__]44 million less than the number of Shares included in the immediately preceding Repurchase Notice. Counterparty and Parent jointly and severally agree to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all commercially reasonable losses (including losses relating to Dealer’s commercially reasonable hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider” (including without limitation, any forbearance from hedging activities or cessation of hedging activities) and any losses under or resulting from the operation of any ownership limitations contained in the Certificate of Incorporation (other than those arising as a result of breaches or inaccuracies of representation or warranties made by Dealer to Parent in connection with the Waiver) and, in each case, any commercially reasonable losses in connection therewith with respect to the Transaction, in each case, assuming that Dealer maintains a commercially reasonable hedge position), claims, damages, judgments, liabilities and commercially reasonable and documented out-of-pocket expenses (including reasonable external attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s or Parent’s failure to provide Dealer with a Repurchase Notice when and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable and documented out-of-pocket legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s or Parent’s failure to provide Dealer with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty and Parent in writing, and Counterparty and/or Parent, upon request of the Indemnified Person, shall retain one counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty and/or Parent may designate in such proceeding and shall pay the reasonable and documented out-of-pocket fees and expenses of such counsel related to such

[43]

Insert the number of Shares outstanding that would cause Dealer’s current position in the Shares underlying the Transaction (including the number of Shares underlying any additional transaction if the greenshoe is exercised in full) to increase by 0.5%. To be determined based on Dealer with highest Applicable Percentage.

[44]

Insert the number of Shares that, if repurchased, would cause Dealer’s current position in the Shares underlying the Transaction (including the number of Shares underlying any additional transaction if the greenshoe is exercised in full) to increase by a further 0.5% from the threshold for the first Repurchase Notice. To be determined based on Dealer with highest Applicable Percentage.

proceeding. Counterparty and Parent shall be relieved from liability to the extent that any Indemnified Person fails to promptly notify Counterparty and Parent of any action commenced against it in respect of which indemnity may be sought hereunder to the extent Counterparty and/or Parent are materially prejudiced as a result thereof. Counterparty and Parent shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty and Parent jointly and severally agree to indemnify any Indemnified Person from and against any commercially reasonable loss or liability by reason of such settlement or judgment. Counterparty and Parent shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. Counterparty shall not be liable for any losses, claims, damages or liabilities (or expenses relating thereto) of any Indemnified Person that result from the bad faith, gross negligence, willful misconduct or fraud of such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty and Parent hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute, jointly and severally, to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (b) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity; provided that in no event shall Counterparty be responsible hereunder for any fees and expenses of more than one counsel (in addition to any local counsel) for all Indemnified Persons in connection with any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand in the same jurisdiction. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c) Regulation M. Neither Counterparty nor Parent is on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any securities of Counterparty or Parent, as applicable, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Neither Counterparty nor Parent shall, until the second Scheduled Trading Day immediately following the Effective Date, engage in any such distribution.

(d) No Manipulation. Neither Counterparty nor Parent is entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) in violation of the Exchange Act.

(e) Transfer or Assignment.

(i) Parent may not transfer any of its rights or obligations under the Transaction without the prior written consent of Dealer. Counterparty shall have the right to transfer or assign its rights and obligations hereunder with respect to all, but not less than all, of the Options hereunder (such Options, the “Transfer Options”); provided that such transfer or assignment shall be subject to reasonable conditions that Dealer may impose, including but not limited, to the following conditions:

(A) With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 9(b) of this Confirmation or any obligations under Section 9(n) or 9(s) of this Confirmation;

(B) Any Transfer Options shall only be transferred or assigned to a third party that is a United States person (as defined in the Internal Revenue Code of 1986, as amended) (the “Code”);

(C) Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty, as are reasonably requested by and reasonably satisfactory to Dealer;

(D) Dealer will not, as a result of such transfer and assignment, have an obligation to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment;

(E) No Event of Default, Potential Event of Default or Termination Event will occur as a result of such transfer and assignment;

(F) Without limiting the generality of clause (B), Counterparty shall cause the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and

(G) Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.

(ii) Dealer may transfer or assign all or any part of its rights or obligations under the Transaction without Counterparty’s or Parent’s consent, (A) to any affiliate or branch of Dealer whose obligations would be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer generally for similar transactions, by Dealer or Dealer’s ultimate parent or (B) to any person (including any affiliate of Dealer whose obligations are not guaranteed in the manner described in clause (A)) or any person whose obligations would be guaranteed by a person (a “Designated Transferee”), in either case under this clause (B), with a rating for its long-term, unsecured and unsubordinated indebtedness at least equivalent to Dealer’s (or its guarantor’s), provided, however, that, in the case of this clause (B), in no event shall the credit rating of the Designated Transferee or of its guarantor (whichever is higher) be lower than A3 from Moody’s Investor Service, Inc. or its successor or A-from Standard and Poor’s Rating Group, Inc. or its successor (or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer); provided, however, Dealer may transfer or assign pursuant to this paragraph only if (A) either (i) the transferee is a “dealer in securities” within the meaning of Section 475(c)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), or (ii) the transfer or assignment does not otherwise constitute a “deemed exchange” by Counterparty within the meaning of Section 1001 of the Code, (B) immediately after any such transfer or assignment, Counterparty will not, as a result of any withholding or deduction made by the transferee or assignee as a result of any Tax, receive from the transferee or assignee on any payment date or delivery date (after accounting for amounts paid by the transferee or assignee under Section 2(d)(i)(4) of the Agreement as well as such withholding or deduction) an amount or a number of Shares, as applicable, lower than the amount or the number of Shares, as applicable, that Dealer would have been required to pay or deliver to Counterparty in the absence of such transfer or assignment and (C) no Event of Default, Potential Event of Default or Termination Event will occur as a result of such transfer and assignment. If at any time at which (A) the Section 16 Percentage exceeds 8.5%, (B) the Option Equity Percentage exceeds 14.5%, (C) the Certificate of Incorporation Percentage exceeds [__]%45 or (D) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B), (C) or (D), an “Excess Ownership Position”), Dealer, acting in good faith, is unable after using its commercially reasonable efforts to effect a transfer or assignment of Options to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Options underlying the Terminated Portion, (2) Counterparty were the

[45]	Insert the percentage that is 1.0% less than the increased ownership limit percentage for such Dealer pursuant to clause (i) of the proviso to the second paragraph of the Waiver sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 9(l) of this Confirmation shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party). The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Dealer is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day. The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Options and the Option Entitlement and (2) the aggregate number of Shares underlying any other call option transaction sold by Dealer to Counterparty, and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty or Parent that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that, in Dealer’s reasonable judgment based on advice of counsel, could give rise to reporting or registration obligations (except for filings on Form 13F, Schedule 13D or Schedule 13G, in each case, as in effect on the Trade Date) or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding. The “Certificate of Incorporation Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer “Beneficially Owns” and “Constructively Owns” (as defined in the Certificate of Incorporation) and (B) the denominator of which is the aggregate number of the outstanding Shares on such day. Dealer shall provide Counterparty with written notice of any transfer or assignment on the date of or as promptly as practicable after the date of such transfer or assignment.

(iii) Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or to make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

(f) Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s commercially reasonable hedging activities hereunder, Dealer reasonably determines, based on the advice of counsel, that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on any Settlement Date for the Transaction, Dealer may, by written notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) as follows:

(i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (the first of which will be on or prior to such Nominal Settlement Date and the last of which will be no later than the twentieth (20th) Exchange Business Day following such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date;

(ii) the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date; and (iii) if the Net Share Settlement terms or the Combination Settlement terms set forth above were to apply on the Nominal Settlement Date, then the Net Share Settlement terms or the Combination Settlement terms, as the case may be, will apply on each Staggered Settlement Date, except that the Shares otherwise deliverable on such Nominal Settlement Date will be allocated among such Staggered Settlement Dates as specified by Dealer in the notice referred to in clause (i) above.

(g) Dividends. If at any time during the period from and including the Trade Date, to but excluding the Expiration Date, (i) an ex-dividend date for a regular quarterly cash dividend occurs with respect to the Shares (an “Ex-Dividend Date”), and that dividend is less than the Regular Dividend on a per Share basis or (ii) if no Ex-Dividend Date for a regular quarterly cash dividend occurs with respect to the Shares in any quarterly dividend period of Parent, then the Calculation Agent will adjust the Cap Price to preserve the fair value of the Options to Dealer after taking into account such dividend or lack thereof. “Regular Dividend” shall mean USD [0.17] per Share per quarter. Upon any adjustment to the Dividend Threshold (as defined in the Indenture) for the Exchangeable Notes pursuant to the Indenture, the Calculation Agent will make a corresponding adjustment to the Regular Dividend for the Transaction.

(h) [Conduct Rules. Each party acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.]46[Reserved.]

(i) Additional Termination Events.

(i) Notwithstanding anything to the contrary in this Confirmation, upon any Early Exchange in respect of which an Exchange Date has been established under the Indenture by the relevant exchanging “Holder” (as such term is defined in the Indenture):

(A) Counterparty shall, within five Scheduled Trading Days of the Exchange Date for such Early Exchange, provide written notice (an “Early Exchange Notice”) to Dealer specifying the number of Exchangeable Notes surrendered for exchange on such Exchange Date (such Exchangeable Notes, the “Affected Exchangeable Notes”), and the giving of such Early Exchange Notice shall constitute an Additional Termination Event as provided in this clause (i)[; provided that any “Early Exchange Notice” delivered to Dealer pursuant to the Base Call Option Confirmation shall deemed to be an Early Exchange Notice pursuant to this Confirmation and the terms of such Early Exchange Notice shall apply, mutatis mutandis, to this Confirmation]47; [provided, further, that the provisions of this Section 9(i)(i) shall not apply to any Affected Exchangeable Note (i) with respect to which Counterparty has made an “[Exchange Election]” (as defined in the Indenture) pursuant to Section [5.08]48 of the Indenture and (ii) that has been accepted by the designated financial institution pursuant to Section [5.08]49 of the Indenture, except to the extent that Counterparty notifies Dealer, within five Scheduled Trading Days of the then applicable exchange settlement date determined pursuant to Section [5.03(C)]50 of the Indenture, that (x) such financial institution has failed to pay or deliver, as the case may be, the consideration due upon exchange of such Affected Exchangeable Note, or (y) such Affected Exchangeable Note is subsequently resubmitted to Counterparty for exchange in accordance with the terms of the Indenture;]

(B) upon receipt of any such Early Exchange Notice, Dealer shall designate an Exchange Business Day as an Early Termination Date (which Exchange Business Day shall be on or as promptly as reasonably practicable after the related settlement date for the exchange of such Affected Exchangeable Notes) with respect to the portion of the Transaction corresponding to a number of Options (the “Affected Number of Options”) equal to the lesser of (x) the number of Affected Exchangeable Notes [minus the “Affected Number of Options” (as defined in the Base Call Option Confirmation), if any, that relate to such Affected Exchangeable Notes (and for the purposes of determining whether any Options under this Confirmation or under the Base Call Option Confirmation will be among the Affected Number of Options hereunder or under, and as defined in, the Base Call Option Confirmation, the Affected Exchangeable Notes specified in such Early Exchange Notice shall be allocated first to the Base Call Option Confirmation until all Options thereunder are exercised or terminated)]51 and (y) the Number of Options as of the Exchange Date for such Early Exchange;

[46]	Include for applicable Dealers.
[47]	Insert for Additional Call Option Confirmation.
[48]	Insert section of indenture that is in respect of exchange in lieu of exchange
[49]	Insert section of indenture that is in respect of exchange in lieu of exchange
[50]	Insert applicable section of the indenture in respect of when exchange consideration is due
[51]	Include in Additional Call Option Confirmation only.

(C) any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (x) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the Affected Number of Options, (y) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (z) the terminated portion of the Transaction were the sole Affected Transaction; provided that the amount payable with respect to such termination shall not be greater than (1) the Applicable Percentage, multiplied by (2) the Affected Number of Options, multiplied by (3) (x) the sum of (i) the amount of cash paid to the “Holder” (as such term is defined in the Indenture) of an Affected Exchangeable Note upon exchange of such Affected Exchangeable Note and (ii) the number of Shares delivered (if any) to the “Holder” (as such term is defined in the Indenture) of an Affected Exchangeable Note upon exchange of such Affected Exchangeable Note (including for such purposes taking into account any applicable adjustments to the “Exchange Rate” (as defined in the Indenture) pursuant to Section [5.07]52 of the Indenture), multiplied by the Applicable Limit Price on the settlement date for the exchange of the relevant Affected Exchangeable Note, minus (y) the Synthetic Instrument Adjusted Issue Price per Exchangeable Note, as determined by the Calculation Agent in good faith and in a commercially reasonable manner. “Synthetic Instrument Adjusted Issue Price per Exchangeable Note” shall mean the amount determined by the Calculation Agent utilizing the numbers in the table set forth below based on the date of payment of the amount due with respect to the relevant Affected Number of Options (the “Affected Unwind Date”). If the Affected Unwind Date is not listed below, the amount in the preceding sentence shall be determined by the Calculation Agent by reference to the table below using a linear interpolation between the lower and higher Synthetic Instrument Adjusted Issue Prices per Exchangeable Note for the dates immediately preceding and immediately following the Affected Unwind Date. For the avoidance of doubt, any payment pursuant to this paragraph shall be subject to Section 9(l) of this Confirmation.

Affected Unwind Date	Synthetic Instrument Adjusted Issue Price per Exchangeable Note
August [_] 2026	USD	[_______]
February 15, 2027	USD	[_______]
August 15, 2027	USD	[_______]
February 15, 2028	USD	[_______]
August 15, 2028	USD	[_______]
February 15, 2029	USD	[_______]
August 15, 2029	USD	[_______]
February 15, 2030	USD	[_______]
August 15, 2030	USD	[_______]
February 15, 2031	USD	[_______]
August 15, 2031	USD	[_______]

(D) for the avoidance of doubt, in determining the amount payable in respect of such Affected Transaction pursuant to Section 6 of the Agreement, the Calculation Agent shall assume that (x) the relevant Early Exchange and any exchanges, adjustments, agreements, payments, deliveries or acquisitions by or on behalf of Counterparty or Parent leading thereto had not occurred, (y) no adjustments to the “Exchange Rate” (as such term is defined in the Indenture) have occurred pursuant to any Excluded Provision and (z) the corresponding Exchangeable Notes remain outstanding; and

(E) the Transaction shall remain in full force and effect, except that, as of the Exchange Date for such Early Exchange, the Number of Options shall be reduced by the Affected Number of Options.

[52]	Insert section of the Indenture with the make-whole adjustment

(ii) Notwithstanding anything to the contrary in this Confirmation, if an event of default with respect to Counterparty or Parent occurs under the terms of the Exchangeable Notes as set forth in Section [7.01]53 of the Indenture and the Exchangeable Notes have been accelerated and declared due and payable as a result thereof, then such event of default shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

(iii) [Reserved].

(iv) Within five Scheduled Trading Days following any Repayment Event (as defined below) described in the immediately succeeding clause (i) and within fifteen Scheduled Trading Days following any other Repayment Event, Counterparty (i) shall (solely to the extent that such Repayment Event is in respect of a repurchase or redemption of the Exchangeable Notes pursuant to Section [4.02]54 or Section [4.03]55 of the Indenture), and (ii) otherwise may, but shall not be obligated to, notify Dealer of such Repayment Event and the aggregate principal amount of Exchangeable Notes subject to such Repayment Event (any such notice, a “Repayment Notice”); provided that in the case of (ii) only, such Repayment Notice shall contain the representation and warranty by each of Counterparty and Parent that each such person is not, on the date thereof, aware of any material non-public information with respect to Counterparty, Parent or the Shares[; provided, further, that any “Repayment Notice” delivered to Dealer pursuant to the Base Call Option Confirmation shall deemed to be a Repayment Notice pursuant to this Confirmation and the terms of such Repayment Notice shall apply, mutatis mutandis, to this Confirmation]56. The receipt by Dealer from Counterparty of any Repayment Notice, within the applicable time period set forth in the preceding sentence, shall constitute an Additional Termination Event as provided in this paragraph, it being understood that no Repayment Event shall constitute an Additional Termination Event hereunder unless Dealer has so received such Repayment Notice. Upon receipt of any such Repayment Notice, Dealer shall designate an Exchange Business Day following receipt of such Repayment Notice (which in no event shall be earlier than the date on which the relevant Repayment Event occurs or is consummated) as an Early Termination Date with respect to the portion of the Transaction corresponding to a number of Options (the “Repayment Options”) equal to the lesser of (A) [(x)] the aggregate principal amount of such Exchangeable Notes specified in such Repayment Notice, divided by USD 1,000, [minus (y) the number of “Repayment Options” (as defined in the Base Call Option Confirmation), if any, that relate to such Exchangeable Notes (and for the purposes of determining whether any Options under this Confirmation or under the Base Call Option Confirmation will be among the Repayment Options hereunder or under, and as defined in, the Base Call Option Confirmation, the Exchangeable Notes specified in such Repayment Notice shall be allocated first to the Base Call Option Confirmation until all Options thereunder are exercised or terminated)]57, and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Repayment Options. Any payment hereunder with respect to such termination (the “Repayment Unwind Payment”) shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Repayment Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event, (3) no adjustments to the “Exchange Rate” (as defined in the Indenture) have occurred pursuant to an Excluded Provision, (4) the corresponding Exchangeable Notes remain outstanding, (5) the relevant Repayment Event and any conversions, adjustments, agreements, payments, deliveries or acquisitions by or on behalf of Counterparty leading thereto had not occurred and (6) the terminated portion of the Transaction was the sole Affected Transaction, provided that, in the event of a Repayment Event in respect of a repurchase or redemption of the Exchangeable Notes pursuant to Section [4.02]58 or Section [4.03]59 of the Indenture, the Repayment Unwind Payment shall not be greater than (x) the number of Repayment Options multiplied by (y) the product of (A) the Applicable Percentage and (B) (x) the amount paid by Counterparty per Exchangeable Note in connection with the relevant Repayment Event pursuant to the relevant sections of the Indenture minus (y) the

[53]	Insert section of Indenture that sets forth Events of Default
[54]	Insert Fundamental Change Repurchase Section of Indenture
[55]	Insert Optional Redemption Section of Indenture
[56]	Insert for Additional Call Option Confirmation.
[57]	Insert for Additional Call Option Confirmation.
[58]	Insert Fundamental Change Repurchase Section of Indenture
[59]	Insert Optional Redemption Section of Indenture

Repayment Synthetic Instrument Adjusted Issue Price per Exchangeable Note, as determined by the Calculation Agent in good faith and in a commercially reasonable manner. “Repayment Synthetic Instrument Adjusted Issue Price per Exchangeable Note” shall mean the amount determined by the Calculation Agent utilizing the numbers in the table set forth below based on the date of payment of the amount due with respect to the relevant Repayment Options (the “Repayment Unwind Date”). If the Repayment Unwind Date is not listed below, the amount in the preceding sentence shall be determined by the Calculation Agent by reference to the table below using a linear interpolation between the lower and higher Repayment Synthetic Instrument Adjusted Issue Prices per Exchangeable Note for the dates immediately preceding and immediately following the Repayment Unwind Date. For the avoidance of doubt, any payment pursuant to this paragraph shall be subject to Section 9(l) of this Confirmation.

Repayment Affected Unwind Date	Repayment Synthetic Instrument Adjusted Issue Price per Exchangeable Note
August [_] 2026	USD	[_______]
February 15, 2027	USD	[_______]
August 15, 2027	USD	[_______]
February 15, 2028	USD	[_______]
August 15, 2028	USD	[_______]
February 15, 2029	USD	[_______]
August 15, 2029	USD	[_______]
February 15, 2030	USD	[_______]
August 15, 2030	USD	[_______]
February 15, 2031	USD	[_______]
August 15, 2031	USD	[_______]

“Repayment Event” means that (i) any Exchangeable Notes are repurchased and cancelled in accordance with the Indenture (whether pursuant to a repurchase or redemption of the Exchangeable Notes pursuant to Section [4.02]60 or Section [4.03]61 of the Indenture or for any other reason) by Counterparty, Parent or any of their respective subsidiaries, (ii) any Exchangeable Notes are delivered to Counterparty, Parent or any of their respective subsidiaries in exchange for delivery of any property or assets of such party (howsoever described), (iii) any principal of any of the Exchangeable Notes is repaid prior to the final maturity date of the Exchangeable Notes (for any reason other than as a result of an acceleration of the Exchangeable Notes that results in an Additional Termination Event pursuant to the preceding Section 9(i)(ii)), or (iv) any Exchangeable Notes are exchanged by or for the benefit of the holders thereof for any other securities of Counterparty, Parent or any of their respective subsidiaries (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction. For the avoidance of doubt, any exchange of Exchangeable Notes (whether into cash, Shares, reference property or any combination thereof) pursuant to Article 5 of the Indenture shall not constitute a Repayment Event. In addition, each of Counterparty and Parent acknowledges its responsibilities under applicable securities laws, including, in particular, Sections 9 and 10(b) of the Exchange Act and the rules and regulations thereunder in respect of the Repayment Event, including, without limitation, the delivery of a Repayment Notice hereunder.

(v) Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of an Extraordinary Event, the Transaction would be cancelled or terminated (whether in whole or in part) pursuant to Article 12 of the Equity Definitions, an Additional Termination Event (with the Transaction (or portion thereof) being the Affected Transaction, Counterparty being the sole Affected Party and Dealer being the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement) shall be deemed to occur, and, in lieu of Sections 12.7, 12.8 and 12.9 of the Equity Definitions, Section 6 of the Agreement shall apply to such Affected Transactions.

[60]	Insert Fundamental Change Repurchase Section of Indenture
[61]	Insert Optional Redemption Section of Indenture

(j) Amendments to Equity Definitions, Agreement.

(i) Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “that may have a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “that is the result of a corporate event involving the Issuer or its securities that has, in the commercially reasonable judgment of the Calculation Agent, a material economic effect on the Shares or the Options; provided that such event is not based on (a) an observable market, other than the market for Issuer’s own stock or (b) an observable index, other than an index calculated and measured solely by reference to Issuer’s own operations.”.

(ii) Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such Section.

(iii) Section 12(a) of the Agreement is hereby amended by (1) deleting the phrase “or email” in the third line thereof and (2) deleting the phrase “or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day” in the final clause thereof.

(k) Setoff. Notwithstanding any provision of the Agreement and this Confirmation (including without limitation this Section 9(k)) or any other agreement between the parties to the contrary, each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(l) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (b) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to all holders of Shares consists solely of cash, (ii) an Announcement Event, Merger Event or Tender Offer that is within Counterparty’s control, or (iii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the sole Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Counterparty’s control), and if Dealer would owe any amount to Counterparty pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Obligation”), then Dealer shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below), unless (a) Counterparty gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the date of the Announcement Event, Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (b) each of Counterparty and Parent remakes the representation set forth in Section 8(a)(iii) of this Confirmation as of the date of such election and (c) Dealer agrees, in its sole discretion, to such election, in which case the provisions of Section 12.7 or Section 12.9 of the Equity Definitions, or the provisions of Section 6(d)(ii) of the Agreement, as the case may be, shall apply.

Share Termination Alternative:	If applicable, Dealer shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the relevant Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable, in satisfaction of such Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Delivery Unit:	One Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of such Exchange Property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event, as determined by the Calculation Agent.

Share Termination Unit Price:	The value to Dealer of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation. For the avoidance of doubt, the parties agree that in determining the Share Termination Delivery Unit Price the Calculation Agent may consider the purchase price paid in connection with the purchase of Share Termination Delivery Property that was purchased in connection with the delivery of the Share Termination Delivery Units.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 (as modified above) of the Equity Definitions and the provisions set forth opposite the caption “Representation and Agreement” in Section 2 of this Confirmation will be applicable, except that all references in such provisions to “Physical Settlement” or “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to the Transaction means that Share Termination Alternative is applicable to the Transaction.

(m) Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(n) Registration. Each of Counterparty and Parent hereby agrees that if, in the good faith reasonable judgment of Dealer, based on the advice of counsel, the Shares acquired and held by Dealer for the purpose of effecting a commercially reasonable hedge of its obligations pursuant to the Transaction (“Hedge Shares”) cannot be sold in the U.S. public market by Dealer without registration under the Securities Act (other than any such Hedge Shares that were, at the time of acquisition by Dealer, “restricted securities” (as defined in Rule 144 under the Securities Act)), Counterparty and Parent shall, at Counterparty’s election, either (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and enter into an agreement, in form and substance reasonably satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered secondary offering of substantially similar size and in a similar industry; provided, however, that if Dealer, in its good faith and reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty, (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size and industry, in form and substance reasonably satisfactory to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any commercially reasonable discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement for companies of a similar size in a similar industry; provided that no “comfort letter” or accountants’ consent shall be required to be delivered in connection with any private placements), or (iii) purchase the Hedge Shares from Dealer at the then-current market price on such Exchange Business Days, and in the amounts and at such time(s), requested by Dealer (which agreement of Counterparty and Parent shall be joint and several).

(o) Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty, Parent and each of their respective employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty or Parent relating to such tax treatment and tax structure.

(p) Right to Extend. Dealer may postpone or add, in a commercially reasonable manner, in whole or in part, any Valid Day or Valid Days during the Settlement Averaging Period or any other date of valuation, payment or delivery by Dealer, with respect to some or all of the Options hereunder, to the extent Dealer reasonably determines (in the case of clause (i) below, in its commercially reasonable judgment, and in the case of clause (ii) below, based on the advice of counsel), that such action is reasonably necessary or appropriate (i) to preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market or stock loan market (but only if there is a material decrease in liquidity relative to Dealer’s expectations on the Trade Date) or (ii) to enable Dealer to effect purchases or sales of Shares in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Parent or an affiliated purchaser of Parent, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer (so long as such policies or procedures have been adopted by Dealer in good faith and are consistently applied to transactions similar to the Transaction); provided that no such Valid Day or other date of valuation, payment or delivery may be postponed or added more than 40 Valid Days after the original Valid Day or other date of valuation, payment or delivery, as the case may be.

(q) Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Counterparty or Parent with respect to the Transaction that are senior to the claims of unitholders of Counterparty or common shareholders of Parent, as the case may be, in any United States bankruptcy proceedings of Counterparty or Parent, as applicable; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty or Parent of their respective obligations and agreements with respect to the Transaction; provided further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(r) Securities Contract; Swap Agreement. The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(s) Notice of Certain Other Events. Counterparty and Parent jointly and severally covenant and agree that:

(i) promptly following the public announcement of the results of any election by the holders of Shares with respect to the consideration due upon consummation of any Merger Event, Counterparty and Parent shall give Dealer written notice of the weighted average of the types and amounts of consideration actually received by holders of Shares pursuant to such Merger Event (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such Merger Event is consummated; and (ii) (A) Counterparty and Parent shall give Dealer commercially reasonable advance (but in no event less than one Exchange Business Day) written notice of the section or sections of the Indenture and, if applicable, the formula therein, pursuant to which any adjustment will be made to the Exchangeable Notes in connection with any Potential Adjustment Event, Merger Event or Tender Offer and (B) promptly following any such adjustment, Counterparty and Parent shall give Dealer written notice of the details of such adjustment.

(t) Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

(u) Agreements and Acknowledgements Regarding Hedging. Each of Counterparty and Parent understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Relevant Prices; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Relevant Prices, each in a manner that may be adverse to Counterparty and Parent.

(v) Early Unwind. In the event the sale of the [“Firm Securities”]62 [“Additional Securities”]63 (as defined in the Purchase Agreement) is not consummated with the Initial Purchasers for any reason, or Counterparty and Parent fail to deliver to Dealer an opinion of counsel as required pursuant to Section 9(a) of this Confirmation, in each case by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date, the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer, Counterparty and Parent under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Each of Dealer, Counterparty and Parent represents and acknowledges to the other that upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(w) Tax Matters.

(i) Withholding Tax imposed on payments to non-U.S. counterparties under the United States Foreign Account Tax Compliance provisions of the HIRE Act. The parties hereto agree that for the Transaction the term “Indemnifiable Tax” as defined in Section 14 of the Agreement, shall not include any Tax imposed pursuant to Sections 1471 through 1474 of the Code, as amended, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d)(i) of the Agreement.

[62]	Include for Base Call Option Confirmation.
[63]	Include for Additional Call Option Confirmation.

(ii) Tax Documentation. For purposes of Section 4(a)(i) and (ii) of the Agreement, (i) Counterparty agrees to deliver to Dealer one duly executed and completed United States Internal Revenue Service Form W-9 (or successor thereto) and (ii) Dealer agrees to deliver to Counterparty one duly executed and completed applicable Internal Revenue Service Form [W-8 or W-9 (or successor thereto)]64, in each case, (A) on or before the date of execution of this Confirmation and (B) promptly upon learning that any such tax form previously provided by it has become obsolete or incorrect. Additionally, each party shall, promptly, provide such other tax forms and documents reasonably requested by the other party.

(iii) Payee Tax Representations. Counterparty is a partnership for U.S. federal income tax purposes and is organized under the laws of the State of Delaware. Parent is a corporation for U.S. federal income tax purposes and is organized under the laws of the State of Maryland. Parent is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes. [Dealer is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes and an exempt recipient under Treasury Regulation Section 1.6049-4(c)(1)(ii).]65 Each party agrees to give notice of any failure of a representation made by it under this Section 9(w)(iii) to be accurate and true promptly upon learning of such failure.

(iv) Section 871(m). The parties hereto agree that for the Transaction the term “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include any tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the Code or any regulations issued thereunder. For the avoidance of doubt, any such tax imposed under Section 871(m) of the Code or any regulations thereunder is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d)(i) of the Agreement.

(x) Payment by Counterparty. In the event that, following payment of the Premium, (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement, or (ii) Counterparty owes to Dealer, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(y) Other Adjustments Pursuant to the Equity Definitions. Notwithstanding anything to the contrary in the Agreement, the Equity Definitions or this Confirmation, upon the occurrence of a Merger Date, the occurrence of a Tender Offer Date, or declaration by Counterparty or Parent of the terms of any Potential Adjustment Event, the Calculation Agent shall determine in good faith and in a commercially reasonable manner whether such occurrence or declaration, as applicable, has had a material economic effect on the Transaction, and if so, shall, in its good faith and commercially reasonable discretion, adjust the Cap Price to preserve the fair value of the Options (provided that in no event shall the Cap Price be less than the Strike Price); and provided further that (i) with respect to any Announcement Event (or any event that would be an Announcement Event if “35%” and “25%” in the definition thereof were replaced with “0%”), no adjustment to the Cap Price shall be made pursuant to this Section 9(y); (ii) (x) open market Share repurchases at prevailing market price, (y) Share repurchases through a dealer pursuant to accelerated share repurchases, forward contracts or similar transactions (including, without limitation, any discount to average VWAP prices) that are entered into at prevailing market prices and in accordance with customary market terms for transactions of such type to repurchase the Shares and (z) any reacquisition of Shares pursuant to Counterparty’s employee incentive plans in connection with the related equity transactions, or Counterparty’s withholding of Shares to cover tax liabilities associated with such equity transactions, shall not be considered Potential Adjustment Events or Tender Offers so long as, in the case of clauses (x) and (y), such repurchases in aggregate would not reduce the number of total Shares outstanding to be less than [________]66 Shares, as adjusted by the Calculation Agent to account for any subdivision or combination with respect to the Shares and (iii) any adjustment to the Cap Price made pursuant to this Section 9(y) shall be made without duplication of any other adjustment hereunder. Solely for purposes of this Section 9(y): (x) the terms “Potential Adjustment Event,” “Merger Event,” and “Tender Offer” shall each have the meanings assigned to each such term

[64]	To be updated as appropriate for Dealer.
[65]	To be updated as appropriate for Dealer.
[66]	Insert the number of Shares equal to 75% of Shares outstanding on the Trade Date in the Equity Definitions (in the case of the definition of “Potential Adjustment Event”, as amended by Section 9(j)(i) of this Confirmation, and in the case of the definition of “Tender Offer”, as amended by the provisions opposite the caption “Announcement Event” in Section 3 of this Confirmation) and (y) “Extraordinary Dividend” means any cash dividend on the Shares in an amount per Share in excess of the Regular Dividend (for the avoidance of doubt, determined on a per quarter basis).

(z) Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed signature page by facsimile or electronic transmission (e.g. “pdf” or “tif”), or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law, e.g., www.docusign.com, shall be effective as delivery of a manually executed counterpart hereof.

(aa) [Insert preferred form of US QFC Stay Rule language for each Dealer, as applicable.]

(bb) [Insert additional Dealer boilerplate, if applicable.]

[Signature Pages Follow]

Please confirm that the foregoing correctly sets forth the terms of the agreement among Dealer, Counterparty and Parent with respect to the Transaction, by signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and returning an executed copy to Dealer.

Very truly yours,

[DEALER][67]

By:
Name:
Title:

[67]	Include Dealer preferred signature page information, as applicable

[Signature Page to the [Base] [Additional] Capped Call Confirmation]

Accepted and confirmed

as of the Trade Date:

THE MACERICH PARTNERSHIP, L.P.

By:
Name:
Title:

THE MACERICH COMPANY

By:
Name:
Title:

[Signature Page to the [Base] [Additional] Capped Call Confirmation]